MEMORANDUM OF AGREEMENT

Dated May 17th 2010

This Agreement by Growmore Biotech Limited, a Company incorporated in Tamilnadu, with registered address at 43, Main road, Sri Ramiah Building, Kovilpatti- 628501, Tamilnadu, India (hereinafter referred to as GBL)

AND

Clenergen Corporation, a Company registered in the State of Nevada, USA and registered address at Bath House, 8 Chapel Place, London EC2A 3DQ (hereinafter referred to as CC).

ARTICLE 1 –PURPOSE OF AGREEMENT:

WHEREAS, GBL is in the business of the production and sale of micro propagated tissue cultures of various plant, grass and trees and undertakes plant science research and development, biotechnology and the application of a Polyploidisation Process to certain plant species for increasing their exponential growth and providing consultancy for establishment of “Energy Plantation” as well as Turnkey implementation of “Energy Plantation” for maximising the growth and biomass yield potential.

WHEREAS, CC is in the business of the cultivation of feedstock/biomass for use in gasification, Combustion Steam, Hydrocarbon, Anaerobic Digestion and Pelleting processes for the purpose of producing electricity, Hydrocarbon Fuel, Pellets and compost and licensing of technology used in the production of feedstock and power generation

WHEREAS, CC for the purposes of cultivation of the feedstock and generation of 158 MW (as of May 2010)  per hour of power in India, Philippines, Ghana, Guyana, and Southern Africa (initially Tanzania) have entered into commercial relationships with both captive end users and land owners for securing sufficient land in order to supply biomass for its power projects

WHEREAS, GBL are experienced in the field of micro propagation, biotechnology, agronomy for energy plantation and intend to conduct laboratory experiments and field trials derived from the application of Polyploidisation which enables the multiplication of Chromosomes to occur “on demand” without genetically  modifying the organism or genetically engineering the plant.

WHEREAS, GBL have been appointed by CC as a supplier of micro propagated planting materials, advisors to perform research, development and modifications involving the use of the Polyploidisation Process. GBL warrants that it has the legal right to grant all intellectual property rights that arise from the application of Polyploidisation on mother stock of tree species supplied by CC

WHEREAS, GBL entered into an Agreement with Clenergen India Private Limited on August 10th 2009 of which the terms of such have been incorporated under this Agreement and shall otherwise be considered Null and Void. Furthermore both parties have presented a Memorandum of Agreement (MOA) for its Subsidiary Clenergen Philippines Corporation which pertains to the feasibility study being conducted in partnership with the National Power Corporation (NPC) of the Philippines, of which the requirements of such have been attached hereto as Schedule 3 (Philippine Feasibility Study), The terms outlined in the MOA are hereby agreed upon between the parties and form part of this Agreement

ARTICLE 2: ELEMENTS OF THE AGREEMENT

GBL will provide micro propagated planting materials, plant science, research, development and agronomy management services for assistance with the implementation of plantations of polyploidy Paulownia (to be referred to as “Marjestica”) Beema Bamboo (to be referred to as “Bim Bamboo”) and Melia dubia (to be referred to as “Maximass”), under a scope of work as “detailed in schedule 1, subject to the terms and conditions contained herein:

2.1.1
GBL will be engaged in field trials over 6 acres of land in  Hosur for spacing evaluation of Polyploidy Paulownia (Marjestica) from mother stock supplied by Arbourtech Technologies (Pty) Limited, mother stock belonging to GBL (for Beema Bamboo)and mother stock supplied by CC (for Melia dubia). CC will enter into a direct lease of the land with Pondicherry Chlorate Limited for a minimum period of 3 years and be directly responsible for all lease payments. Such trials are independent and separate from the trials outlined under the Scope of Work (Schedule 1).

2.1.2
Arbourtech Technologies Limited will be required to supply 270,000 micro propagated saplings of Polyploidy Paulownia (Marjestica) along with 6,000 parent saplings in view of conducting trials and a comparative analysis between the parent and the clone. CC will be responsible for all costs associated with the purchase, shipping and delivery of the Polyploidy Paulownia and parent saplings.

2.1.3
CC will be required to supply 400,000 cuttings of cloned Melia dubia. in view of conducting trials. CC will be responsible for all costs associated with the purchase, shipping and delivery of the Melia dubia, cuttings and saplings.

2.1.4

2.1.5
GBL will assist CC in establishing a facility either within the present premises or within close proximity to GBL’s laboratories for the purpose of be used as Biotechnology Laboratories for Research & Development of Melia dubia clones and establishment of a clonal farm. The tissue culture propagation of developed clones shall be undertaken by GBL in its production facility.  CC will be responsible for all costs associated with the lease of the property, purchase of equipment, consumables  and staff required for the  operation of  the facility. GBL will be responsible for the hiring of staff and general management of the facility.

In the event that the laboratory is established with the premise of GBL, GBL shall not charge lease or rent for the land, instead the facility shall be handed over to GBL after 7 years without the instruments and machineries.

Alternatively, GBL will reserve the right to:

ii) enter into a  third party contract  research on Melia dubia for identification of superior clones, development of agronomical practices for energy plantation and GBL  shall multiply  the superior clone through tissue culture. Such decision will take into consideration the most cost effective and manageable solution available to protect the interests and objectives of CC.

ii) After approval of the Board of GBL, set up a bio-technology laboratory for research and development for Melia dubia on a turnkey basis and undertake the management of the facility either as a joint venture or under the  exclusive ownership of CC.

2.1.6
GBL will select specific strains of the biomass feedstock from the mother stock of Beema Bamboo and Melia dubia supplied by GBL, for the purpose of applying the Polyploidy Technology Plant Adaption Process and GBL shall produce a new variety of biomass feedstock’s (Bim Bamboo and Maximass) suitable to be cultivated under the climatic and soil conditions of the lands identified in India, Guyana, Ghana, Philippines and Southern Africa (Tanzania and South Africa).  GBL will be responsible for providing Mother stock to CC’s laboratory as referenced in point 2.1.3 above as well as to the Madurai Kamaraj University, under the supervision of Professor K. Mutchuchelian. It is acknowledged that CC entered into a Technical Agreement with the Madurai Kamaraj University on September 17th 2009, where under the agreement, a donation was paid in order to offset the research and development of Polyploidisation.

2.1.7
All three laboratories will simultaneously commence work on Polyploidisation of Beema Bamboo and Melia dubia. The cost would be borne by CC or donation to be provided for research and development for the polyplodisation.  The successful laboratory that produces the polyploidy variety will receive a royalty of one (1) rupee per sapling from all future micro propagation of the new species. 25% of the royalty will be paid to the scientist responsible for the polyploidy variety.

2.1.8	All parties acknowledge that no Genetically Engineering will be performed during the laboratory tests of any and all species of tree and/or grass.

2.1.9
GBL will be responsible for the multiplication of the new species, either directly using their laboratory and/or subcontracting to qualified third parties. CC will be required to pay the cost associated with the production of each sapling as listed under schedule 2 of this agreement.

a)
GBL will be notified no less than four months in advance of the production requirements for which the plants are already propagated in the Tissue culture laboratory and the plants are  in the Greenhouse hardening stage and shall  supply the plants in monthly instalments.

b)	GBL will be notified no less than 15 months for a new clone which is not currently under Tissue Culture propagation for a monthly delivery.

c)	For the plants already in regular production of Tissue culture, GBL will be notified no less than 8 months for the monthly delivery of plants.

2.1.10
GBL will be responsible for all nursery requirements in regards to saplings that will be cultivated in Southern India, along with their transportation and storage at the necessary sites. Saplings for delivery oversees will be shipped in sealed Cardboard boxes and GBL will be responsible for all certification and quarantine requirements associated with the country in which they will be shipped.

2.1.11
Downstream, GBL will be responsible for establishing local Biotechnology Laboratories on site in the countries where mass cultivation is scheduled, including the hiring and training of staff. CC will be responsible for all costs associated with these programs,

2.1.12
CC will retain ownership, interest plant breeding rights and patents in the polyploidy adapted biomass feedstock produced and Melia dubia, along with all rights to polyploidy Paulownia (Marjestica) which will be supplied under the License Agreements between STAR, Arbourtech, Clenergen India Private Limited and Clenergen Corporation. Such rights will also provide for exclusive distribution to any destination throughout the world.

2.1.13	CC will retain ownership of Melia dubia clones produced from varieties supplied by CC as described under point 2.1.5 above.

2.1.14
CC and GBL will retain equal ownership, interest plant breeding rights and patents in the polyploidy adapted biomass feedstock produced from Beema Bamboo for the country of India. GBL will be allowed to micro propagate and distribute the new variety in India, however agree not to use the name “Bim Bamboo. Outside of India CC will retain all rights which will also provide for exclusive distribution to any destination throughout the world.

2.1.15
GBL agrees that it will not provide mother stock from the adapted biomass feedstock of the new variety developed, to any third party for the purpose of being cultivated to produce biomass, except for the new variety of Beema Bamboo, whereby GBL will be permitted to micro propagate and distribute in India.

2.1.16
CC will pay GBL in Indian Rupees as specified  in Schedule 2 to this agreement, per micro propagated plant to be supplied by GBL to CC as per Schedule 1 (the scope of work) , subject to each shipment being pre approved for delivery.  The scope of work will incorporate trials of Polyploidy Paulownia, Beema Bamboo and Melia dubia at locations as designated under schedule 1.

2.1.17
In addition to the cost per sapling, GBL will be entitled to a Management Fee in the amount of  $30,000 annual fee (exclusive of applicable taxes) for the management and scientific input for overseeing the trials, the management requirements, hiring and staff and training requirements in order to conduct the trials. GBL acknowledge that $10,000 has already been received as a deposit and CC acknowledge that the balance outstanding will be paid to GBL within ten (10) days from the signing of this Agreement. Such fee as referenced in point 2.1.14 shall include the necessary agronomical expertise, cultivation practices and specifications for fertilizers and bio pesticides in order to cultivate the biomass feedstock at the designated locations for the trials. All costs incurred by GBL with regards to its own staff, nursery, inputs, equipment, travel etc will be paid directly by CC within 15 days from receipt of invoice.

2.1.18
CC will be entitled to all IP rights associated with the design of fertilisers and pesticides for its plantations located outside of India for which CC will pay GBL a royalty fee of 5% on the cost  on all fertilizers and pesticides used by CC on its plantations within these countries

2.1.19
GBL agrees to recruit and hire five (5) Plantation Managers for Ghana, Guyana, India, Philippines and Southern Africa (initially Tanzania). In Ghana, there will be 2 trials conducted, one on the Aflam plains in the South and one on the Black Volta River plains in the North, for which each will be managed separately by the  designated Plantation Manager hired by GBL. CC will be responsible for all costs associated with salary, accommodation, food, and conveyance at the plantation site, including a maximium of 4 return visits to India per year.

2.1.20
GBL will be responsible for providing sufficient planting materials as per Schedule I and CC agrees to pay GBL per sapling as outlined in Schedule 2.   Delay in supply by GBL and taking delivery by CC is acceptable only for one month.

2.1.21
CC will be responsible for all shipping costs, handling, nursery requirements and planting costs (including pesticides, fertilizers, water and bore well irrigation and any other associated costs for performing the trials and detailed under schedule 1.

2.1.22
GBL will be responsible and manage the trials of Beema Bamboo and Melia dubia on 4 acres of contaminated mining land designated by AngloGold Ashanti (Ghana) Limited. The trials will consist of density of 1000 and 750 per acre (Beema Bamboo) and 1700 and 1000 (Melia dubia). All costs associated to transportation, logistics, nursery, plantation management, maintenance and planting will be at the expense of CC and invoiced separately. Such trials will be scheduled to commence within forty five (45) days from the signing of the Agreement.   It is understood that Melia dubia is presently not available in Tissue culture   and will require 15 months if produced under the program as outlined in 2.1.5. Alternatively, CC may source Melia dubia clones from a third party supplier and supply the required quantities to GBL for packaging and distribution.

2.1.23
It is hereby acknowledged that CC shall have issued one (1) million common shares of Clenergen Corporation, (OTC: BB) to GBL and trading under the ticker symbol `CRGE’. Such issuance is in part consideration towards the management expertise being provided by GBL under the terms of this Agreement.

2.1.24	The cost of the planting materials ordered by CC as per rates contained in Schedule 1 and 2 shall be paid by CC to GBL as follows:

•	10% of the cost along with the confirmed purchase order.

•	25% of the cost three months before the scheduled date of delivery

•	25% of the cost one month before the scheduled date of delivery

•	40% of the cost at the time of delivery of the plants.

2.1.25
GBL will assist with gaining clearance for the import and export of mother stock and or strains of the biomass feedstock, including but not limited to quarantine specifications or other statutory limitations associated with the import and export of mother stock.

ARTICLE 3: CONFIDENTIALITY

Both parties have signed a Binding Non Disclosure/Confidentiality Agreement as of August 18th 2009 and have agreed to adhere to the terms and conditions of this Agreement.

ARTICLE 4: TERMINATION

Either Party may terminate the Agreement at any time by providing not less than sixty (60) calendar day’s prior written notice.

ARTICLE 5: JURISDICTION

This Agreement will be governed by the Laws of India. The Courts of India will have exclusive jurisdiction arising out of or in connection with this Agreement

This Agreement shall not be assignable without the prior written consent of GBL and CC.

This Agreement is hereby entered into this the ~~15th~~ 17th day of May 2010.

Signed:

/s/Tim Bowen
Tim Bowen, on behalf of Clenergen India Private Limited

Signed:

/s/Dr. N. Barathi
Dr N.Barathi, on behalf of Growmore Biotech Limited

SCHEDULE 1

SCOPE OF WORK

The scope of work will include but not be limited to the following deliverables:

1.	Set up and conduct the following trials in :

•	India (Valliyour, Tamilnadu)

•	Philippines (Romblon Island)

•	Ghana (Aflam Plains, Ashanti region)

•	Ghana (Bole, Northern Region)

•	Guyana (Georgia Caribbean International Limited)

•	Tanzania (site to be determined) :

2.	Each trial will consist of the following:

•	25 acre spacing trials using mother stock of Polyploidy Paulownia provided by CC in planting density of 1000 per acre.

•	25 acre spacing trials using mother stock of Polyploidy Paulownia provided by CC in planting density of 750 per acre.

•	25 acre spacing trials using mother stock of Beema Bamboo provided by GBL in planting density of 1000 per acre.

•	25 acre spacing trials using mother stock of Beema Bamboo provided by GBL in planting density of 750 per acre.

•	25 acre spacing trials using mother stock of Melia dubia provided by GBL in planting density of 1700 per acre.

•	25 acre spacing trials using mother stock of Melia dubia provided by GBL in planting density of 1000 per acre.

A total of one thousand eight hundred 900 acres of trials will be planted in the six (6) regions as listed under point 1. CC will be responsible for all logistics and delivery associated with the supply of Polyploidy Paulownia saplings supplied by Arbourtech Technologies (Pty) Limited. All incremental nurseries, transportation and handling costs associated with Polyploidy Paulownia will be at the cost of CC.

It is the intent that all trials will be completed by December 31st 2010.

In India, GBL will be responsible for all nursery requirements in order to deliver the saplings to the designated trial site.

3.	Consulting fees:

It is agreed that for time dedicated directly by Dr Barathi for the projects as outlined herein will be charged at a rate of US $250 per day. In addition to compensation for time incurred, Dr Barathi will be entitled to a bonus of 500,000 common shares of Clenergen Corporation stock, upon the successful completion of the trials.

SCHEDULE 2

PRICING

Pricing per Sapling supplied by GBL either directly or through an approved third parties as designated by GBL.

For Domestic :

T.C.Beema Bamboo plants:

Polybag plants	: Rs. 17.00 per plant, Ex-Hosur, Tamilnadu

T.C.Melia dubia plants:

Polybag plants	: Rs. 17.00 per plant, Ex-Hosur, Tamilnadu

GBL will be responsible for arranging the transport from the GBL’s Greenhouse at Hosur to the site of requirement, while the transport cost at actuals will be borne by CC.

For Exports :

T.C.Beema Bamboo plants:

Netpot stage plants	: USD 0.70 per plant, Ex-Hosur, Tamilnadu

The Export price is inclusive of preparation of Tissue culture plants as per the quarantine requirement of the importing country and growing it in soil free media as per the phyto regulation, packing in cardboard box, arranging quarantine inspection as per the import permit of the importing country and obtaining certificates such as, certificate of origin,  WLRO certificate, CITES certificate and clearing and forwarding, including freight cost by international carrier, additional charges for quick custom clearance and security clearance without cooling period in India as perishable shipment.

SCHEDULE 3

PHILIPPINE FEASIBILITY STUDY

MEMORANDUM OF AGREEMENT

CLENERGEN CORPORATION, a publicly held US company with office address at Bath House, 8 Chapel Place, London EC2A 3DQ (UK), herein represented by its Chief Executive Officer, MR. MARK LM QUINN and herein referred to as “CLENERGEN”,

And

GROWMORE BIOTECH LIMITED, a company incorporated in Tamilnadu, with registered address at 43, Main road, Sri Ramiah Building, Kovilpatti 628501, Tamilnadu, India, herein represented by its Director, Dr. N. Barathi and herein referred to as “GROWMORE”.

WITNESSETH:

WHEREAS,; Clenergen has been given approval by the Philippine National Power Corporation to conduct a feasibility study and implement a biomass power generation project  as stated in the NPC-Clenergen MOA as follows: “Subject to the rules, policies and guidelines to be issued by the National Renewable Energy Board (“NREB”), the Parties shall endeavour to explore potential biomass power generation project for missionary electrification under Republic Act 9513,” an act promoting the development, utilization and commercialization of renewable energy resources in the Philippines;

WHEREAS, the biomass power generation project of Clenergen plans to use feedstock sourced from polyploidised bema bamboo that Growmore had developed and that Growmore will be expected to assist Clenergen Philippine feasibility team conduct studies on the feasibility of using Beema bamboo as energy plantation crop in off grid island areas of the Philippines on a project-to-project basis;

WHEREAS, initially Growmore will supply to the Philippines 5,600 Beema bamboo saplings at a mutually agreed schedule as a component in conducting the feasibility studies and that additional imports shall be arranged as required and Growmore will give priority to the Philippine requirements.  Due to smaller size of consignment, freight cost will be more to an extent of USD 0.1 per plant.

WHEREAS, Growmore will also assess and study similar bamboo varieties in the Philippines for possible energy application in the Philippines and recommend appropriate research and cultivation methodologies, including support research facilities and infrastructure.

NOW, THEREFORE, in consideration of the foregoing premises, the Parties have agreed to engage in this agreement with the objective of arriving at mutually acceptable undertaking, along the following basic guidelines:

Article I – Scope

The scope of this Agreement is:

1)	Undertake the feasibility of using Beema bamboo in the Philippines on a project-to-project basis in support of biomass power plants under consideration in key islands in the Philippines;
2)	Assist and assess transfer knowledge requirements in selecting Beema project sites in the Philippines for plantation development;
3)	Organize Beema bamboo growing standards and related best practices as a component of the feasibility study;
4)
Facilitate studies in developing Beema bamboo cultivation models in proposed project areas. Growmore will provide access to relevant information on the Beema bamboo covering best practices systems on Beema bamboo covering agronomy, plantation development, harvesting, among others;

5)	Assist in evaluating alternate biomass (agricultural waste) for applicability as feedstock;
6)	Establish cultivation costing, logistics and related costs on per project basis;
7)	Assist in handling bamboo ash and recommend other applications;
8)	Undertake such tasks as necessary to facilitate the feasibility studies

Growmore consultancy and other terms are as follows:

a.	Travel expenses from India to the Philippines and back to India are to be borne by Clenergen;
b.	Local conveyance and boarding & lodging expenses are to be borne by Clenergen;
c.	Growmore consultancy charges will be on a per project basis and subject to the consultancy scope and services required.

Article II – Execution

Growmore will assign a focal person dedicated to assist the Philippine feasibility group assess Growmore’s Beema bamboo as an energy plantation crop for the Philippines.  This feasibility agreement will be on a project-to-project basis with specific terms of reference for each project area.

Article III – Role of Parties

To facilitate the assistance, both sides shall undertake the following:

A.	Role of Growmore
1)	Assess feasibility of using Beema bamboo as a plantation crop in the Philippines on a project-to-project basis;
2)	Identify suitable alternative bamboo varieties in the Philippines and establish relevant parameters required for development;
3)	Impart knowledge, hands on experience on biomass growing and plantation development including intercrop possibilities as part of the study;
4)	Initially, Growmore to send Beema bamboo plants of primary hardened stage. In the Philippines, the plants will be grown in polybags with assistance from Growmore;
5)	Identify the required sites for growing bamboo plants and draw out plans for establishment of Beema bamboo plantation including model project sites;
6)	Draw up procedures from nursery to bamboo cultivation plant areas in targeted sites;
7)	Assess agronomy conditions in project sites; All the agronomical practices taking into account cultural practices in agriculture will be assessed in project locations in the Philippines;
8)	Assess different agricultural waste as alternate feedstock for gasification;
9)	Undertake such tasks as necessary to facilitate the feasibility study.

B.	Role of Clenergen Philippine Corporation

1)
Submit specific Terms of Reference for the involvement of Growmore on a project-to-project basis.  Such TORs will be drafted and submitted to GBL for approval, within 30 days from completion of the Pre Feasibilty Study scheduled for June 5th-12th 2010 in the Philippines.

2)	Provide background project checklist and relevant documentation of the project;
3)	Facilitate the relevant funding, logistical and administrative support for Growmore test nurseries in the Philippines;
4)	Facilitate the travel, lodging and administrative details required by Growmore technical missions;
5)	Assigns an understudy team who can absorb the technology that will be transferred to the Philippine group;
6)	Provide Secretariat support for documentation;
7)
The variety of Beema Bamboo is recognized as property of Growmore and all the propagation rights of the Beema bamboo rest with Growmore.  The Philippine group would ensure that the Beema Bamboo supplied shall not be propagated by conventional, tissue culture or any other method, either for own use or for sale to third parties;

8)
The future requirement for Beema Bamboo will be bought from Growmore  on condition that the Beema bamboo is proven suitable for Clenergen’s purposes in the Philippines, and on condition that Growmore and Clenergen conclude a Commercial Agreement giving Clenergen exclusivity on the supply of the Beema bamboo in the Philippines;

9)
While Growmore would help in identifying suitable alternative bamboo varieties in the Philippines, Growmore would be provided a fair chance to propagate and provide for plantations for at least for the first 5 years;

10)	Undertake such tasks as necessary to facilitate the studies.

Article IV – Non-Disclosure Agreement

Both sides shall endeavour not to disclose sensitive and competitive information without mutual written clearance.  Public statements shall be pre-cleared by both sides.

Article V – Settlement of Disputes

Differences of both sides shall be settled amicably taking into consideration the overall project interests.  In case of arbitration, the rules of the Courts of Hosur shall govern.